As filed with the Securities and Exchange Commission on September 5, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	13-3950486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Virginia Drive, Suite 100

Fort Washington, PA 19034

(Address of Principal Executive Offices)(Zip Code)

Walter Investment Management Corp.

2017 Omnibus Incentive Plan

(Full title of the plan)

John J. Haas, Esq.

General Counsel, Chief Legal Officer and Secretary

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, FL 33607

(Name and address of agent for service)

(813) 421-7600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	3,650,000 shares	$0.44	$1,606,000	$186.14

(1)	Covers shares of Common Stock, par value $0.01 per share (“Common Stock”) of Walter Investment Management Corp. to be issued under the Walter Investment Management Corp. 2017 Omnibus Incentive Plan. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminate number of additional shares of Common Stock that may be offered or issued to prevent dilution in the event of a stock split, stock dividend or similar transaction.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average of the high and low prices per share of Common Stock reported on the New York Stock Exchange on August 31, 2017.

EXPLANATORY NOTE

On May 17, 2017 (the “Effective Date”), Walter Investment Management Corp. (the “Company” or the “Registrant”) held its 2017 annual meeting of stockholders (the “Annual Meeting”) at which the Company’s stockholders approved the Walter Investment Management Corp. 2017 Omnibus Incentive Plan (the “2017 Plan”). This Registration Statement on Form S-8 registers 3,650,000 shares of Common Stock of the Company, par value $0.01 per share, issuable under the 2017 Plan, which includes shares that have not been awarded under the Walter Investment Management Corp. 2011 Omnibus Incentive Plan (Amended and Restated June 9, 2016) (the “2011 Plan”). No new awards will be granted under the 2011 Plan after the Effective Date, but prior awards will remain outstanding in accordance with the terms of the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2017 Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Company with the Commission, are hereby incorporated by reference into this Registration Statement as of their respective dates:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on March 14, 2017, as amended by Form 10-K/A filed with the Commission on August 9, 2017;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Commission on May 10, 2017, as amended by Form 10-Q/A filed with the Commission on August 9, 2017;

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the Commission on August 9, 2017;

4.	The Company’s Current Reports on Form 8-K filed with the Commission on January 4, 2017, January 24, 2017, March 30, 2017, April 5, 2017, May 23, 2017, May 26, 2017, June 2, 2017, June 12, 2017, July 7, 2017, July 14, 2017, July 27, 2017, August 1, 2017, August 16, 2017, August 28, 2017 and September 5, 2017 (other than information furnished pursuant to Item 2.02 or 7.01 and any related exhibits of any Form 8-K, unless expressly stated otherwise therein); and

5.	The description of the Company’s Common Stock contained in the Company’s registration statements on Form 8-A or Form 8-A/A filed with the Commission on January 17, 2013, June 30, 2015, June 28, 2016 and November 15, 2016 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 and any related exhibits of any Form 8-K, unless expressly stated otherwise therein), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that will limit, to the maximum extent permitted by Maryland statutory or decisional law, the liability of our directors and officers to the Company and its stockholders for money damages.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that the personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Company’s charter and bylaws require, to the maximum extent permitted by Maryland law, that the Company indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former director or officer and (b) any individual who, while a director or officer and, at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. The Company’s charter and bylaws also permits it to indemnify and advance expenses to any individual who served its predecessor in any of the capacities described above and any employee or agent of Company or its predecessor.

The Company has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibits

4.1	Walter Investment Management Corp. Articles of Amendment and Restatement effective May 3, 2013 (incorporated herein by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 as filed with the Securities and Exchange Commission on May 10, 2013).

4.2	Walter Investment Management Corp. Articles of Amendment, effective June 9, 2016 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2016).

4.3	Articles Supplementary for the Junior Participating Preferred Stock of the Company, effective June 29, 2015 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 30, 2015).

4.4	Walter Investment Management Corp. Amended and Restated Bylaws, effective February 28, 2012 (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 5, 2012).

4.5	Walter Investment Management Corp. First Amendment to Bylaws, effective June 9, 2016 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2016).

4.6	Walter Investment Management Corp. 2017 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2017).

4.7	Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016, between Walter Investment Management Corp. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Articles Supplementary for the Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 15, 2016).

5.1	Opinion of Venable LLP, regarding the legality of the securities being registered.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Venable LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page to this Registration Statement).*

*	Exhibit filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Item 8. Exhibits.

Exhibit Number	Description of Exhibits

4.1	Walter Investment Management Corp. Articles of Amendment and Restatement effective May 3, 2013 (incorporated herein by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 as filed with the Securities and Exchange Commission on May 10, 2013).

4.2	Walter Investment Management Corp. Articles of Amendment, effective June 9, 2016 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2016).

4.3	Articles Supplementary for the Junior Participating Preferred Stock of the Company, effective June 29, 2015 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 30, 2015).

4.4	Walter Investment Management Corp. Amended and Restated Bylaws, effective February 28, 2012 (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 5, 2012).

4.5	Walter Investment Management Corp. First Amendment to Bylaws, effective June 9, 2016 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2016).

4.6	Walter Investment Management Corp. 2017 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2017).

4.7	Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016, between Walter Investment Management Corp. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Articles Supplementary for the Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 15, 2016).

5.1	Opinion of Venable LLP, regarding the legality of the securities being registered.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Venable LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page to this Registration Statement).*

*	Exhibit filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on this 5th day of September, 2017.

WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ John J. Haas
John J. Haas
General Counsel, Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Anthony N. Renzi and John J. Haas, and each of them singly (with full power to each of them to act alone), his or her true and lawful agent, proxy, and attorney-in-fact, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony N. Renzi Anthony N. Renzi	Chief Executive Officer, President and Director (Principal Executive Officer)	September 5, 2017

/s/ Gary L. Tillett Gary L. Tillett	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 5, 2017

/s/ George M. Awad George M. Awad	Chairman	September 5, 2017

/s/ Daniel G. Beltzman Daniel G. Beltzman	Director	September 5, 2017

/s/ Michael M. Bhaskaran Michael M. Bhaskaran	Director	September 5, 2017

/s/ Alvaro G. de Molina Alvaro G. de Molina	Director	September 5, 2017

/s/ Neal P. Goldman Neal P. Goldman	Director	September 5, 2017

/s/ William J. Meurer William J. Meurer	Director	September 5, 2017

/s/ Vadim Perelman Vadim Perelman	Director	September 5, 2017